Exhibit 10

                                   AGREEMENT

Morgan Stanley, including its subsidiaries, affiliates, and related companies (hereinafter "Morgan Stanley" or the "Firm"), believes that there are certain fundamental employment terms and conditions for Managing Directors(1) and Executive Directors that are essential to protect the Firm's business interests, client and employee relationships, and confidential information. These terms and conditions serve a number of important goals which, given your position with the Firm, you are uniquely positioned to advance. The goals include (i) promoting the continuity of our workforce, (ii) providing the Firm, as well as the Firm's clients and customers and other employees, with a smooth transition of business, responsibilities, and business relationships in the event you terminate your employment with the Firm, (iii) ensuring that you continue to fulfill your obligations to the Firm during your employment, (iv) protecting Morgan Stanley's confidential business information, trade secrets, customer lists and other proprietary information to which you have had and will in the future have access, and (v) maintaining Morgan Stanley's customer and employee relationships and goodwill worldwide (collectively, the "Business Interests").

As a Managing Director or Executive Director of Morgan Stanley, you may be eligible to receive equity-based awards under the Firm's equity compensation plans (each an "Equity Award"(2)), in the Firm's sole discretion. Equity Awards are granted to encourage continued employment, to protect the Firm's global Business Interests, and to align the recipient's interests with the interests of the Firm. In furtherance of these goals, and in addition to any eligibility requirements set forth in applicable equity compensation plans, your eligibility for any Equity Award, whether in respect of fiscal year 2005 or granted at any time in the future, is conditioned upon your agreement to the terms and conditions of this Agreement, including those set forth below in paragraphs A-D (the "Terms and Conditions"). Nothing in this Agreement is intended to obligate the Firm to grant you an Equity Award in respect of fiscal year 2005 or at any time in the future, inasmuch as the grant of Equity Awards will continue to be in the Firm's sole discretion.

      A.    Notice Period Prior to Termination
            ----------------------------------

You agree that in the event you decide to resign your employment for any reason (a "Resignation"), you will provide advance written notice of your Resignation to your immediate manager, and that the period of notice that you will provide shall be determined by your officer level at the time of your Resignation (this period of notice, along with the Firm's period of notice described below, the "Notice Period").

      o If you are an Executive Director at the time of your Resignation, your Notice Period will be 60 days;

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(1) References to "Managing Director" include Executive Vice Presidents and
Senior Vice Presidents of Discover Financial Services.
(2) In addition to equity-based awards, if any, granted under the Equity Incentive Compensation Plan (or any successor thereto), Equity Awards shall also include awards, if any, granted to eligible Asset Management employees pursuant to the Investment Management Deferred Compensation Plan (the "IMDCP").


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      o     If you are a Managing Director at the time of your Resignation, your Notice Period will be 90 days;

      o If you are a member of the Management Committee at the time of your Resignation, your Notice Period will be 180 days.

In the event of the termination of your employment by the Firm for any reason other than for Cause (as defined in the most recent Equity Award granted prior to the date of such termination and/or as provided below), the Firm, in its discretion, will either provide you with (i) notice of your termination equal to the applicable Notice Period or (ii) payment in lieu of such Notice Period (or, where notice has previously been given in accordance with clause (i) above, payment in lieu of the remainder of such Notice Period), subject, in the case of clause (ii), to your execution, delivery and non-revocation of a release in a form satisfactory to the Firm.

During the Notice Period (provided that you are not paid in lieu of your Notice Period in the event of the termination of your employment by the Firm), you will remain an employee of Morgan Stanley and will continue to be paid your base salary and be eligible for welfare and qualified retirement plan benefits applicable to you. However, you will generally not be eligible to receive Above Base Compensation (i.e., a bonus) if you decide to leave the Firm. If you give or receive notice of termination of your employment with the Firm, please consult the Human Resources Department for more information.

As an employee during the Notice Period, you will be expected to undertake such duties and responsibilities as are assigned to you by Morgan Stanley, including duties to assist Morgan Stanley with your transition from the Firm and maintaining the Firm's business, business relationships, and goodwill. In addition, as an employee you will continue to be bound by all fiduciary duties and obligations owed to Morgan Stanley and required to comply with all Firm policies and the Code of Conduct, as amended from time to time (the "Code of Conduct"). The Firm reserves the right to put you on paid leave (i.e., base salary and welfare and qualified retirement plan benefits continuance) and to suspend any of your duties and powers and to relocate your office for all or part of your Notice Period.

      Subject to the applicable Notice Period that the Firm has undertaken to provide to the extent required above, this Agreement does not create a contract for employment for any specified duration or in any way limit Morgan Stanley's right to terminate your employment as an at-will employee or otherwise modify the At-Will Employment Policy on the Human Resources Department's policy website. Nor does it alter your right to terminate your employment at will, subject to the applicable Notice Period.

      B.    Non-Solicitation of Clients and Customers
            -----------------------------------------

The relationship between the Firm and its clients and customers, and prospective clients and customers, constitutes a valuable asset of Morgan Stanley and may not be converted to your own use, or for the use of any third party. Accordingly, you agree that during your employment, including during your Notice Period, and during your Client Non-Solicitation Period (as defined in the immediately subsequent sentence), you will not, directly or indirectly (through any person,

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corporation, partnership or other business entity of any kind), solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of Morgan Stanley (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which Morgan Stanley is engaged (other than Morgan Stanley). The "Client Non-Solicitation Period" means:

      o If you are an Executive Director or a Managing Director at the time of your Resignation, 90 days after the termination of your employment;

      o If you are a member of the Management Committee at the time of your Resignation, 180 days after the termination of your employment.

The restrictions in this paragraph shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during the Notice Period or the period of 180 days preceding your notice of Resignation.

      C.    No Hire or Solicitation of Employees
            ------------------------------------

The employees of Morgan Stanley are one of its most important assets, and the Firm wishes to protect its interest in retaining valuable employees. Accordingly, you agree that during your employment, including during your Notice Period, and for 180 days after the termination of your employment, you will not directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), hire or solicit, recruit, induce, entice, influence, or encourage any Morgan Stanley employee to leave the Firm or become hired or engaged by another firm. The restrictions in this paragraph shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during the Notice Period or the period of 180 days preceding your notice of Resignation.

      D.    Confidentiality Obligations
            ---------------------------

You acknowledge that you have agreed to abide by the obligations of confidentiality as set forth in the Firm's Code of Conduct, including those obligations that extend beyond your period of employment with Morgan Stanley.

                               *   *   *   *

Morgan Stanley reserves the right to waive all or part of the Terms and Conditions under appropriate circumstances, in its sole discretion. Any such waiver must be in writing and signed by a Managing or Executive Director in the Human Resources Department.

Please note that this Agreement constitutes a variation to certain of your terms and conditions of employment. All other terms and conditions of your employment will remain in full force and effect. Through your acceptance of this Agreement, as well as in consideration for your continued employment and any promotion that you may receive and the Firm's undertaking to provide you with notice or payment in lieu of your Notice Period if it terminates your employment for any reason other than for Cause and your acceptance of future compensation,

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including incentive compensation, you acknowledge that the Terms and
Conditions, which will be operative worldwide, are reasonable and necessary to protect Morgan Stanley's global Business Interests. You further acknowledge that any breach or threatened breach of any of the Terms and Conditions will cause immeasurable and irreparable damage to Morgan Stanley. Accordingly, you agree that if you do not comply or threaten not to comply with the Terms and Conditions, damages will not be an adequate remedy for any breach committed by you and, therefore, Morgan Stanley will be entitled to injunctive relief or specific performance in a state or federal court in the County of New York to the fullest extent permissible by law. In addition, failure to comply with the Terms and Conditions will result in immediate cancellation of any vested and unvested portions of any Equity Award that may be granted to you, in the Firm's sole discretion, in respect of fiscal year 2005 or at any time in the future, and Morgan Stanley may seek additional damages.

The Terms and Conditions shall be deemed to be part of the applicable equity compensation plans of the Firm and of the IMDCP and part of the terms and conditions of all Equity Awards, if any, granted to you in respect of fiscal year 2005 or at any time in the future during your employment with Morgan Stanley.

This Agreement shall be governed by the laws of the State of New York without regard to any conflicts or choice of law principles; provided, however, that any Equity Awards, and the terms and conditions of this Agreement applicable to such Equity Awards, shall be governed by New York law or as otherwise provided in the most recent applicable Equity Award granted prior to the occurrence or event giving rise to the application of this provision. In any dispute relating to or concerning this agreement, the parties agree to submit such dispute to a state or federal court in the County of New York and submit to the exclusive jurisdiction of such court except to the extent that you and Morgan Stanley are obligated to arbitrate disputes pursuant to any individual agreement with the Firm and/or the rules and regulations of any applicable regulatory body, in which case such obligation shall not be deemed to preclude Morgan Stanley from seeking injunctive relief as provided in this Agreement.

In the event any provision in this Agreement should be held invalid, illegal or unenforceable by a state or federal court in the County of New York or an appropriate tribunal of competent jurisdiction in any respect, neither party will be required to comply with such provision for so long as the provision is held to be invalid, illegal or unenforceable, but the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired by the illegality, invalidity or unenforceability of such provision. You agree that a state or federal court in the County of New York or an appropriate tribunal of competent jurisdiction may reform any invalid, illegal or unenforceable provisions to the extent necessary to make them valid and enforceable. It is also understood and agreed that the invalidity of a particular provision in a particular jurisdiction shall not, in and of itself, affect the validity of such provision in any other jurisdiction. Morgan Stanley agrees that to the extent any provision hereof is contrary to applicable law, it will not seek to enforce such provision.

The Firm appreciates your continued contributions and your demonstrated commitment to the Firm's Business Interests set forth above.

Employee Acknowledgement
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I have read and understand this Agreement. I recognize and agree that it creates binding obligations and sets forth terms and conditions of my continued employment with the Firm.



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